FORM 4 ☐ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(h) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	Roney	G.	E.		Texas Regional Bancshares, Inc. TRBS				Director	10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	4.	Statement for Month/Day/Year		X Officer (give title below)	Other (specify below)
	P. O. Box 5910				###-##-####		October 23, 2002		Chairman of the Board, Chief Executive Officer

(Street)						5.	If Amendment, Date of Original (Month/Day/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than
	McAllen	TX	78502-5910						One Reporting Person

	(City)	(State)	(Zip)
				Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	2A.	Deemed Execution Date, if any	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned Following Reported Transaction(s) (Instr. 3 and 4)	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/Day/Year)		(Month/Day/Year)
							Code	V		Amount	(A) or (D)	Price

	Class A Common Stock		10/23/02		10/31/02		A	V		404.1650	(A)	*		122,416.5027		(I)		By TTEE of ESOP

	Class A Common Stock													1,602,033		(D)

	Class A Common Stock													190,207		(I)		By Wife

	Class A Common Stock													19,513		(I)		By Corporation

	*The amount represents shares allocated to my account as a participant in the Texas Regional Bancshares, Inc. Amended and Restated Employee Stock Ownership Plan, (the "ESOP").

FORM 4 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

									Code	V		(A)	(D)		Date Exercisable	Expiration Date

	Option (right to buy)		20.5303												1-Jul 1998	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 1999	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 2000	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 2001	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 1998	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 1999	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 2000	1-Jul 2003

	Option (right to buy)		20.5303												1-Jul 2001	1-Jul 2003

	Option (right to buy)		22.08666												1-Jul 2001	15-Apr 2011

	Option (right to buy)		22.08666												1-Jul 2002	15-Apr 2011

	Option (right to buy)		22.08666												1-Jul 2003	15-Apr 2011

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	Class A Common Stock	1,218		(1)

	Class A Common Stock	1,218		(1)

	Class A Common Stock	1,218		(1)

	Class A Common Stock	1,218		(1)

	Class A Common Stock	29,664		(2)

	Class A Common Stock	29,664		(2)

	Class A Common Stock	29,664		(2)

	Class A Common Stock	29,664		(2)

	Class A Common Stock	3,394		(3)

	Class A Common Stock	4,527		(3)

	Class A Common Stock	4,527		(3)

Explanation of Responses:

(1)
Employee stock option granted under Texas Regional Bancshares, Inc. 1997 Incentive Stock Option Plan.
(2)
Employee stock option granted under Texas Regional Bancshares, Inc. 1997 Nonstatutory Stock Option Plan.
(3)
Employee stock option granted under Texas Regional Bancshares, Inc. 2000 Incentive Stock Option Plan.

/s/
**Signature of Reporting Person	Date
Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 4 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	3A.	Deemed Execution Date, if any (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

									Code	V		(A)	(D)		Date Exercisable	Expiration Date

	Option (right to buy)		22.08666												1-Jul 2004	15-Apr 2011

	Option (right to buy)		31.10666												1-Aug 2004	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2005	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2006	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2007	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2008	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2009	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2002	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2003	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2004	31-May 2012

	Option (right to buy)		31.10666												1-Aug 2005	31-May 2012

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10.	Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	Class A Common Stock	4,052		(3)

	Class A Common Stock	337		(4)

	Class A Common Stock	3,214		(4)

	Class A Common Stock	3,214		(4)

	Class A Common Stock	3,214		(4)

	Class A Common Stock	3,214		(4)

	Class A Common Stock	1,807		(4)

	Class A Common Stock	9,375		(5)

	Class A Common Stock	9,375		(5)

	Class A Common Stock	9,375		(5)

	Class A Common Stock	9,375		(5)		192,528		(D)

Explanation of Responses:

(3)
Employee stock option granted under Texas Regional Bancshares, Inc. 2000 Incentive Stock Option Plan.
(4)
Employee stock option granted under Texas Regional Bancshares, Inc. 2002 Incentive Stock Option Plan.
(5)
Employee stock option granted under Texas Regional Bancshares, Inc. 2002 Nonstatutory Stock Option Plan.

/s/ G. E. RONEY	11-12-02
**Signature of Reporting Person	Date
Reminder:	Report on a separate line for each class of securities beneficially owned directly or indirectly.
*	If the form is filed by more than one reporting person, see Instruction 4(b)(v).
**	Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:	File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

http://www.sec.gov/divisions/corpfin/forms/form4.htm
Last update: 09/05/2002